TUT SYSTEMS, INC.
                              VALUE ADDED RESELLER AGREEMENT

This Value Added Reseller Agreement is made, as of the Effective
Date set forth below, between:

(1) Tut Systems, Inc., a Delaware corporation ("Tut Systems"), with principal offices at 2495 Estanc Way, Pleasant Hill CA 94623 and;

(2) 2-Infinity.com.Inc., a Corporation ("VAR")

VAR address:
4828 Loop Central Dr., Ste. 150
Houston, TX 77081

Attn: Majed Jalali
Telephone: (713) 592-0371
Facsimile: (713) 592-0378
Email: Jalali@infinityinternational.com

This Value Added Reseller Agreement consists of the VAR Terms and
Conditions attached hereto and the Schedules set forth below
(together this "Agreement"):

Schedule A Certification and Authorization Requirements
Schedule B POS Report Form/Forecast Form
Schedule C Pricing

By signing below, the VAR acknowledges that it has read, understands and agrees to be bound by all terms and conditions of this Agreement

Value Added Reseller

By /s/ Majed Jalali
Majed Jalali
CEO
5-10-99

Tut Systems, Inc.

/s/A.R. Purdy
A.R. Purdy
V.P. Sales
5-20-99

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THIS AGREEMENT is entered into as of the Effective Date set forth on the preceding page.

BETWEEN:

(1) TUT SYSTEMS, INC. ("Tut Systems"), a Delaware corporation; and

(2) THE VALUE ADDED RESELLER ("VAR") identified on the preceding page.

WHEREAS, VAR is value added reseller of computer products who wishes to purchase products from Tut Systems for the purposes of resale in association with other products or services.

THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.  DEFINITIONS.

In this Agreement, including the Schedules hereto, the following words and expressions shall have the following meanings:

"Party" shall mean Tut Systems and/or VAR.

"Price" shall mean the F.O.B., origin, price for Products as currently set out in the Tut Systems VAR Price List, incorporated by reference as if set forth in full herein, as made available to VAR and revised by Tut Systems from time to time pursuant to this Agreement.

"Products" shall mean the Tut Systems products described on the Tut Systems North American VAR Price List, incorporated by reference as if set forth in full herein, as made available to VAR and revised by Tut Systems from time to time pursuant to this Agreement.

"Territory" shall mean the United States of America and its territories and possessions.

2.  VAR APPOINTMENT.

(a) Appointment. Subject to the terms and conditions set out in this Agreement, Tut Systems hereby appoints VAR as a value added reseller to promote, market and sell the Products in the Territory during the Term.

(b) Sales Efforts. During the Term, VAR shall use its commercially reasonable efforts to promote, market and sell the Products in the Territory during the Term. Without the prior written consent of Tut Systems, VAR shall not directly or indirectly (i) solicit sales of the Products outside of the Territory, or (ii) sell to any person which VAR understands or reasonably expects will resell the Products.

(c) No Limit on Price. Although Tut Systems may from time to time publish suggested and-user list prices for the Products, VAR has the unrestricted right to unilaterally determine the prices at which it resells the Products which it purchases hereunder. No Tut Systems representative has the authority to require or suggest that VAR charge a particular resale price for the Products which it purchases hereunder.

(d) Non-Exclusive Right. VAR's right to resell the Products shall be non-exclusive and Tut Systems shall continue to have the right to promote, market and sell the Products in the Territory and elsewhere, and any other products which are similar and/or through any agent or representative.

(e) Compliance with Authorization and Certification Requirements. VAR's right to remain a value added reseller hereunder or to sell various Products or Product lines shall be subject to VAR's continuing compliance with the authorization and certification requirements set forth in Schedule A, as amended from time to time by Tut Systems on notice to VAR. If VAR fails to maintain compliance with such requirements as then in effect, then Tut Systems may terminate this Agreement in accordance with Section 8c or terminate VAR's right to sell certain Products as appropriate.

3.  TERMS OF PURCHASE OF PRODUCTS BY VAR.

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(a) Terms and Conditions.  All purchases of Products by VAR from Tut
Systems during the term of this Agreement shall be subject to the terms and conditions of this Agreement.

(b) Prices. All prices are F.O.B. Tut Systems plant currently located at the address listed for Tut Systems at the beginning of this Agreement. The purchase price to VAR for each of the Products ("Purchase Price") shall be as set forth in the VAR Price List. The difference between VAR's Purchase Price and VAR's selling price to its customers shall be VAR's sole remuneration for sale of the Products. Tut Systems has the right at any time to revise the prices in the VAR Price List with thirty (30) days advance written notice to VAR. Such revisions shall apply to all orders received after the effective date of revision.

(c) Price Protection

(i) In the event of a price increase, Tut Systems will honor orders or portions hereof already accepted and acknowledged by Tut Systems at the prices in effect previous to the effective date of the price increase and orders scheduled by Tut Systems for delivery within thirty (30) days after the effective date of the price increase. Orders scheduled by Tut Systems for delivery after (30) days from effective date of the price increase shall automatically be adjusted by Tut Systems. After the effective date of the price increase, orders will be accepted at the increased price.

(ii) In the event of a price reduction, unshipped orders already a scheduled by Tut Systems for product affected by the price reduction shall be automatically adjusted by Tut Systems to reflect the price decrease. Tut Systems will provide VAR with written notice of any decrease not later than fifteen (15) days after the effective date of such decrease. Product in transit and product in VAR's inventory purchased not more than sixty (60) days prior to the effective date of such price decrease shall be subject to the price reduction ; provided, however that (A) VAR applies in writing to Tut Systems for the price reduction within sixty (60) days after the effective date of the announced price reduction and (B) VAR forwards an inventory report to Tut Systems that indicates model and quantity of inventory in stock. Tut Systems reserves the right to verify the inventory report and conduct an audit of VAR's inventory. Tut Systems shall issue a credit for the price reduction to VAR within thirty (30) days after receipt and verification of VAR inventory report. The credit shall be equal to the difference between the price at the time of the sale of the Product to VAR and the new reduced price.

(iii) Tut Systems shall have no obligations pursuant to this Section 3(c) unless VAR has timely performed all of its obligations pursuant to Section 6(a)(i) here of during the previous six months.

(d) Taxes. VAR agrees to report and pay all taxes, customs duties and assessments imposed on VAR or Tut Systems in connection with the distribution and sale of Tut Systems product hereunder including any sales, use, excise, and other taxes and duties, except for taxes imposed on Tut Systems income. To the extent that Tut Systems is required by statute or regulation to collect and report taxes, duties, customs, or any other costs to various authorities (both foreign and domestic), such taxes, duties, customs, or any other costs will be billed directly to VAR.

(e) Order and Acceptance. All orders for Products submitted by VAR shall be initiated by written purchase orders sent to Tut Systems and requesting a delivery date during the term of this Agreement; provided however, that an order may initially be placed orally if a conformational written purchase order is received by Tut Systems within five (5) days after said oral order. No order shall be binding upon Tut Systems until accepted by Tut Systems in writing, or by shipping product in accordance with the order. Tut Systems will use reasonable efforts to notify VAR of the acceptance of an order within five (5) business days of its receipt of an order, or at Tut Systems sole discretion, deliver the ordered products. Tut Systems shall use its reasonable best efforts to deliver Products at the times specified either in its quotation or in its written acceptance of VAR's purchase orders. However Tut Systems shall not be liable for any damages resulting from its failure to meet such shipment dates, even if Tut Systems has been advised of the possibility of such damages. Partial shipments may be made upon written approval of VAR. No partial shipment of an order shall constitute the acceptance of the entire order, absent the written acceptance of such order.

(f) Terms of Purchase Orders. VAR's purchase orders submitted to Tut Systems from time to time with respect to Products to be purchased hereunder shall be governed by the terms of this Agreement, and nothing contained n any such purchase order shall in any way modify such terms of purchase or add any additional terms or conditions.

(g) Payment. Full payment of VAR's Purchase Price for the Product (including any freight, taxes or other


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applicable costs initially paid by Tut Systems but to be borne by
VAR) shall be due in full, net thirty (30) days, and payment shall be made by wire transfer, check, or other instrument approved by Tut Systems, payable in U.S. Dollars. Any invoiced amount not paid when due shall be subject to a service charge of one and on-half percent (1.5%) per month and Tut Systems, at its option, may revoke any previously granted terms of credit. Except for credits issued under Sections 3c or 5, VAR agrees to no rights of setoff for amounts it owes for particular Products against amounts owed to it by Tut Systems. Tut Systems may withhold or suspend its performance under this Agreement in the event that VAR fails to make timely payments of outstanding invoices. VAR shall pay all of Tut Systems costs and expenses (including reasonable attorneys' fees) to enforce and preserve Tut Systems rights under this Subsection 3(g).

(h) Shipping. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for air freight shipment in Tut Systems standard shipping cartons, marked for shipment at VAR's address set forth above and delivered to VAR or its carrier agent F.O.B. Tut Systems manufacturing plant or warehouse, at which time title to such Products and risk or loss shall pass to VAR. Unless otherwise instructed in writing by VAR, Tut Systems shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by VAR. VAR also agrees that no delivery pursuant to this Agreement shall be construed as a single lot contract under the Uniform Commercial Code, in addition, remedies provided under a single lot contract shall not apply to any shipment under the agreement.

(i) Product Acceptance. VAR shall be deemed to have accepted delivery of Tut Systems Products, unless rejected upon inspection at the time of delivery. The reason for rejection must be submitted in writing to Tut Systems within fifteen (15) business days from the date of delivery (Rejection Period). VAR agrees that its remedies are limited to the remedies contained in the warranty provisions of this Agreement under sections 4 (Warranty and Disclaimer), and 5 (Rejection and Warranty Procedures).

(j) Return of Products after Rejection Period. After the Rejection Period, VAR may not return a Product to Tut Systems for any reason without Tut Systems prior written consent. For any Product for which Tut Systems gives such consent, Tut Systems may charge VAR a restocking fee equal to twenty five percent (25%) of VAR's Purchased Price for that Product and shall credit the balance of the Purchase Price to VAR's account. VAR shall be responsible for all shipping charges.

(k) Security Interest. For the purpose of securing payment of the price of Tut Products and all other charges payable to Tut hereunder, VAR hereby grants to Tut a security interest in each and every Tut Product delivered to Var under this Agreement, including without limitation any proceeds from its resale or distribution or from insurance held by VAR covering Tut Products. VAR shall cooperate with Tut and execute any necessary documents to perfect Tut security interest granted herein, where required by state law. These interests will be deemed satisfied and deemed released by payment in full of the purchase price and all other charges payable hereunder for each such Tut Product.

(l) Product Changes. Tut Systems shall have the right, in its absolute discretion, without liability to VAR, to change the design or to discontinue the manufacture or sale of any Product covered by this Agreement. Tut Systems shall attempt to notify VAR at least thirty (30) days prior to the delivery of any product which incorporates a change in design that shall, in Tut System's reasonable opinion, affect the marketability of any Product I VAR's inventory. Tut Systems shall also endeavor to notify VAR at least thirty (30) days prior to the discontinuance of manufacture of any Product. Tut Systems, however, shall not incur any liability to VAR for its failure to so notify VAR.

4.  WARRANTY AND DISCLAIMER.

(a) Standard Limited Warranty. When the products purchased hereunder are resold to the end-user (customer) pursuant to the terms hereof in their original, unmodified, unused condition, VAR shall pass on to its customers Tut Systems standard limited warranty for the Products, as summarized in documentation supplied with the Product and including provisions and limitations set forth below.

(b) Express End-User Limited Warranty.

(i) Each Tut Systems Product purchased hereunder is warranted against defect in material and workmanship and will substantially conform to Tut Systems Product documentation for the period set forth in the documentation supplied with the product following delivery to end-user ("Warranty Period"). This warranty extends only to end user and will not extend to, nor may it be assigned to, any subsequent VAR, purchaser or user of a Tut Systems Product, whether such Tut Systems Product is alone or incorporated into end-user's product.

(ii) The Company's products, including separately sold software applications, are designed to be used prior to, during, and after the calendar year 2000 and will operate during each such time period without error relating to date data specifically indulging any error relating to, or product of date, date which represents or references different centuries or more than one century.

(c) Exclusions. The express warranty set forth above is contingent upon the proper use of a Tut Systems Product in the application for which it was intended and will not apply to any Tut Systems Product that has been (i) damaged during shipping, (ii) modified or improperly maintained or repaired by a party other than Tut Systems or its designees, or (iii) subjected to unusual physical or electrical stress.

(d) Limitation of Remedy. In the event a Tut Systems Product fails to perform as warranted, Tut Systems sole and exclusive liability and end-user's only remedies for breach of this warranty shall be, at Tut Systems option to repair, replace or credit an amount not exceeding the VAR's purchase price of each Product found to be defective, provided that:

(i) End-user complies with the rejection and warranty procedures contained in Section 5 below and returns the Tut Systems Product that the end-user considers defective for examination and testing.

(ii) Tut Systems shall not be liable under this warranty if testing and examination by Tut Systems discloses that the Tut Systems
Product has been modified or altered in any manner after it was shipped by Tut Systems.

(iii) Tut Systems shall not be liable under this warranty if testing and examination by Tut Systems discloses that the alleged defect in the Tut Systems Product does not exist or was caused by end-user or any third person's misuse, neglect, improper installation or testing, unauthorized attempts to repair or any other cause beyond the range of intended user, or by accident, fire or other hazard.

(iv) Tut Systems shall not be liable under any warranty under this Agreement with respect to any Tut Systems Product that is not returned in its original shipping container or a functionally equivalent container.

(v) If Tut Systems testing and examination does not disclose a defect warranted under this Agreement:

(A) Tut Systems shall so advise VAR and dispose of such Tut Systems Product in accordance with VAR's instructions on behalf of end-user and at VAR's cost; and

(B) VAR shall reimburse Tut Systems for its expense in testing and examining such Tut Systems Product calculated at Tut Systems standard rates.

(e) No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, TUT SYSTEMS GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, INCLUDING THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, NON-INFRINGEMENT OR OTHERWISE.

(f) Limitation of Liability. IN NO EVENT SHALL TUT SYSTEMS BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, NOR WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, OR ANY OTHER SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF OR RELATING TO PRODUCT WARRANTY OR THIS AGREEMENT OR RESULTING FROM THE SALE OF PRODUCTS OR SERVICES BY VAR OR RESALE OR USE BY ANY END-USER OR ANY TRANSFEREE OF SUCH PRODUCTS OR SERVICES. ANY LIABILITY OF TUT SYSTEMS HEREUNDER WILL BE LIMITED IN ALL CASES TO THE AMOUNT PAID BY VAR FOR TUT SYSTEMS PRODUCTS. THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING IS A REASONABLE ALLOCATION OF RISK.

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5.  REJECTION AND WARRANTY PROCEDURES.

In the event of rejection of Tut Systems Product within the Rejection Period or a Tut Systems Product fails to perform as warranted within the Warranty Period, VAR or end-user, as relevant, will give notice to Tut Systems or VAR, respectively, within the relevant limitation period, which notice will request a Return Material Authorization ("RMA") number. Tut Systems will provide the RMA number to VAR within five (5) days after the giving of notice and the request. Within thirty (30) days after its receipt of the RMA number, VAR or end-user will return to Tut Systems or its designee the rejected or defective Tut Systems Product, freight or postage prepaid in its original shipping carton or a functionally equivalent container. Tut Systems reserves the right to refuse to accept any rejected or defective Tut Systems Product not bearing an RMA number on the outside of the carton and/or documentation accompanying the shipment such as packing slips. If the Tut Systems Product is determined to be defective in accordance with Section 4 (Warranty and Disclaimer), Tut Systems will at is sole option and expense, either repair, replace the Tut Systems Product and ship it in accordance with VAR's instruction, to VAR or end-user, or credit to VAR an amount not to exceed the VAR's purchase price of each good found to be defective. Tut Systems will use all reasonable efforts to ship the repaired or replaced Tut Systems Product within thirty
(30) days of its receipt of such Tut Systems Product.

6.  VAR'S OBLIGATIONS.

(a) Obligations.  VAR shall:

(i) Furnish monthly point-of-sale reports in electronic (machine readable) format to Tut Systems upon request by Tut Systems from time to time. The format and content of such point-of-sale reports will be as set forth in Schedule B hereto, respectively, as such schedules may be modified from time to time by Tut Systems. VAR hereby agrees to provide to Tut Systems such other reports relating to this Agreement and the Products as Tut Systems may reasonably request from time to time.

(ii) Furnish Tut Systems, upon request by Tut Systems from time to time, a rolling three (3) month forecast of its projected requirements for each customer by month in electronic (machine readable) format. The format and content of such forecast will be as set forth in Schedule B hereto, as such schedule may be modified from time to time by Tut Systems.

(iii) Not remove, obscure or modify an label or other indication of copyright or other intellectual property rights on the Products.

(iv) Agree to the terms and conditions of any software license or product warranty terms enclosed with the Products.

(v) Not sell Products other than in original, unmodified, unused condition, except that the unmodified Products may be bundled or packaged with other goods to comprise a system.

(b) Software. VAR acknowledges that all software Products of Products which include software are proprietary to Tut Systems or its licensers and are subject to copyrights and trade secrets owned by Tut Systems or its licensers. All references in this Agreement to "purchases," "sales," or words of similar import, of software Products or Products which include software signify only the acquisition of a license for VAR to transfer such software to its end-users in accordance with the terms of this Agreement.

(c) VAR's Responsibility. VAR hereby understands that it is responsible for determining the suitability of Products for the purposes for which Products are purchased or sold by VAR.

(d) Limitation on VAR's Rights to the Products. VAR shall have no access to, or rights in the source codes of any software included in the Products. VAR shall have no right to copy, modify or remanufacture any Product or part hereof nor reproduce any written material supplied by Tut Systems without the explicit written consent of Tut Systems.

7.  TUT SYSTEMS OBLIGATIONS.

Tut Systems shall:

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(a) Provide VAR with sales support through its national and field sales offices and affiliated companies.

(b) Allow VAR to participate in such cooperative marketing programs and other sales incentive programs as Tut Systems may make generally available to similarly situated resellers of Products; provided, however, that Tut Systems reserves the right to alter or eliminate any such cooperative marketing programs or other sales incentive programs at any time ; and

(c) Furnish VAR with a reasonable quantity of its standard sales promotion literature, such as brochures and specification sheets;
provided that Tut Systems reserves the right to charge VAR if it requests large quantities of such materials.

(d) Services by Tut Systems. Additional customer service and technical support is available by phone in the United States at
(800) 998-4888 or (510) 682-6510, or via e-mail at
techsupport@tutsys.com. Extended warranty, contract service, repair and other services are available for purchase at Tut Systems published standard rates.

8.  NON-SOLICITATION

Tut Systems and VAR will, from time to time, introduce each other to leads and customers. Both parties hereby agree that if they are introduced to a lead or customer of the other, that they will actively seek to sell products and services of the other and will not introduce, sell products or services of nor attempt in any other way to form a relationship with the lead or customer and another competitive 3rd party. If Tut Systems or VAR decides to withdraw from the account, written notice shall be given to the other at which time they may introduce a 3rd party solution.

9.  TERM AND TERMINATION.

(a) Term. This Agreement shall continue in force for a fixed term of one (1) year from the date hereof unless terminated earlier under the provisions of this Section 8. At the end of the fixed term and the end of each subsequent one year term, this Agreement shall renew automatically for an additional one (1) year period, unless sixty
(60) days prior to the renewal date, the Agreement is terminated by written notice by Tut Systems.

(b) Termination for Convenience. This Agreement may be canceled by either party for any reason or no reason, whether or not extended beyond the first term, by giving the other party written notice ninety (90) days in advance. If Tut Systems terminates this Agreement under the provisions of this Subsection 8(b), then Tut Systems shall, at VAR's option, repurchase VAR's then-current inventory at VAR's original Purchase Price and shall bear all shipping costs for the return to Tut Systems of that inventory.

(c) Termination for Cause. Aside from the provisions of section 3(g), if either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty-day period, then the Agreement shall automatically terminate at the end of that period. In addition, if sales efforts limits to the Territory as defined in 2 (b) above are violated. Tut Systems may terminate this Agreement immediately.

(d) Termination for Insolvency. This Agreement shall terminate, without notice, (i) upon the institution by or against VAR of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the VAR's debts, (ii) upon VAR's making an assignment for the benefit of creditors, or (iii) upon VAR's dissolution or ceasing to do business.

(e) Fulfillment of Orders upon Termination. Upon termination of this Agreement for other than VAR's breach, Tut Systems shall continue to fulfill, subject to the terms of Section 3 above and in particular section 3(g), all orders accepted by Tut Systems prior to the date of termination.

(f) Return of Materials. All trademarks, trade names, patents, copyrights, design, drawings, formulas or other date, photographs, samples, literature, and sales aids of every kind shall remain the property of Tut Systems. Within thirty (30) days after the termination of this Agreement, VAR shall prepare all such items in its possession for shipment, as Tut Systems may direct at Tut Systems expense. VAR shall not make, use, dispose, of or retain any copies of any confidential items or information which may have been entrusted to it. Effective upon the termination

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of this Agreement.  VAR shall cease to use all trademarks, marks, and trade names of Tut Systems.

(g) List of Customer Installed Base. To the best of its ability, VAR shall provide to Tut Systems, up-to-date list of names, addresses and phone/fax numbers of all customers currently using Tut Systems Products within the Territory to allow continuance of service.

(h) Survival of Certain Terms.  The provisions of Sections 3(d),
3(g), 4, 8, 9, 10, 11, and 12, shall survive the Termination of this agreement for any reason. All other rights and obligations of the parties shall cease upon Termination of this Agreement.

10.  INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION.

(a) Indemnity. Tut Systems will defend, at its own expense, any claim, suit, or proceeding brought against VAR to the extent it is based upon a claim that any Product under normal use sold pursuant to this Agreement infringes upon any presently issued U.S. patent or any copyright, or misappropriates any trade secret, of any third party. VAR agrees that it shall promptly notify Tut Systems in writing of any such claim or action and give Tut Systems full information and assistance in connection therewith. Tut Systems shall have the sole right to control the defense of any such claim or action and the sole right to settle or compromise any such claim or action. If VAR complies with the provisions hereof, Tut Systems will pay all damages, costs and expenses finally awarded to third parties against VAR in such action. If a Product is, or in Tut Systems opinion might be, held to infringe as set forth above Tut Systems may, at its option replace or modify such Product so as to avoid infringement, or procure the right for VAR to continue the use and resale of such Product. If neither os such alternatives is in Tut Systems opinion commercially reasonable, the infringing Product shall be returned to Tut Systems and Tut Systems sole liability, in addition to its obligation to reimburse awarded damages, costs and expenses as set forth above, shall be to refund the amounts paid for such Products less depreciation measured equally over a sixty (60) month period from the date of purchase by VAR.

(b) Limitations. Tut Systems will have no liability for any claim of infringement arising as a result of VAR's use or sale of a Product in combination with any items not supplied by Tut Systems, any modification of a Product by VAR or third parties, or the failure to use the latest version of any software provided for such Product if infringement would have been avoided with such use.

(c) Entire Liability. THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS OF TUT SYSTEMS TO VAR OR ANY PURCHASER OF PRODUCTS AND THE EXCLUSIVE REMEDY OF VAR OR ANY PURCHASER OF PRODUCTS WITH
RESPECT TO THE ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL
PROPERTY RIGHTS INCLUDING, BUT NOT LIMITED TO, PATENT, COPYRIGHT AND TRADE SECRET RIGHTS.

11.  IMPORT AND EXPORT CONTROLS.

(a) Regulation. VAR understands and acknowledges that Tut Systems is subject to regulation by agencies of the United States government including, without limitation the U.S. Department of Commerce, which agency prohibits export or diversion of certain products and technology to certain countries. Any and all obligations of Tut Systems to provide Tut Systems Products as well as any technical assistance will be subject in all respects to such United States laws and regulations as from time to time govern the delivery and license of technology and products aborad by persons subject to the jurisdiction of the United States including, without limitation , the Export Administration Act of 1979, as amended, any successor legislation and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. VAR agrees to cooperate with Tut Systems in order to obtain export licenses or exemptions therefrom by, among other things, providing required documentation. VAR warrants that it will comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time.

12.  TRADEMARKS.

(a) Limited Trademark License. Tut Systems grants to VAR a non-exclusive limited license to use during

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the term of this Agreement.  Tut Systems name, logo and other trademarks used by Tut Systems in the Territory from time to time with Respect to the Products (the "Trademarks") for proper purposes in connection with the promotion and safe of the Products.

(b) VAR's Use. VAR's use of the Trademarks shall be in accordance with applicable trademark law and Tut Systems policies regarding advertising and trademark usage as established and amended from time to time. VAR shall include all applicable Tut Systems Trademarks in any literature, promotion or advertising which it produces or distributes concerning the Products. VAR will not use any such Trademarks other than with respect to the direct promotion of the Products.

(c) Tut Systems Designations. VAR will not remove, deface or alter any Tut Systems trademarks, model numbers or other designations affixed to the Products by Tut Systems. VAR will not affix any other trademarks, trade names, model designations or nameplates to the Products.

(d) Ownership of Trademarks. VAR agrees that the Trademarks are and will remain the sole property of Tut Systems and agrees not to do anything inconsistent with that ownership or to contest ownership of such Trademarks. VAR agrees to always identify the Trademarks as being the property of Tut Systems. Var also agrees that all use of the Trademarks by VAR will inure to the benefit of and be on behalf of, Tut Systems.

(e) Trademark Quality Standards. VAR agrees that any system or service sold by VAR which contains the Products and displays the Trademarks must conform to Tut Systems quality standards for the use of its Trademarks, and VAR agrees to cooperate with Tut Systems in monitoring the nature and quality of such systems and services for purposes of VAR's use of such Trademarks.

13.  GENERAL PROVISIONS.

(a) Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California, U.S.A. The federal and state courts within the State of California, U.S.A., shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. VAR hereby expressly consents to (i) the personal jurisdiction of the federal and state courts within California, (ii) service of process being effected upon it by registered mail sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final judgment from such court in any other jurisdiction wherein VAR or any of its assets are present.

(b) Entire Agreement. This Agreement sets forth the entire Agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless placed in writing signed by the parties.

c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

(d) Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party.

(e) Nonassignability and Binding Effect. A mutually agreed consideration for Tut Systems entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by VAR under its present ownership and, accordingly. VAR agrees that its rights and obligations under this Agreement my not be transferred or assigned directly or indirectly without the prior written consent of Tut Systems. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(f) Foreign Corrupt Practices Act. VAR shall not act in any fashion or take any action which would render Tut Systems liable for a violation of the U.S. Foreign Corrupt Practices Act, which prohibits the offering giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentally thereof in order to assist it or the Tut Systems in obtaining or retaining business.

(g) Further Assurances. VAR agrees, upon request by Tut, to promptly execute, acknowledge and deliver such further documents as are necessary to fulfill the purposes of this Agreement, including without limitation a UCC-1 financing statement covering Tut Products.

(h) Legal Expenses. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

(i) Severability. If any provision in this Agreement is found or held to be invalid or unenforceable in any respect, such unenforceability will not effect any other provisions of this agreement, provided that the expected economic benefit of this Agreement are not denied to either party.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(k) Headings Descriptive. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) Singular and Plural. When required by the context hereof, the singular includes the plural and vice versa.

                                    SCHEDULE A
                        VALUE ADDED RESELLER AGREEMENT

                 Authorization and Certification Requirements

Tut Systems requires its value added resellers, including VAR, to sell in each calendar year at least $1,000,000 (the "Minimum Sales Requirement") of products purchased under this Agreement. The Minimum Sales Requirement is based on the amount paid by VAR to Tut Systems, or Tut Systems authorized VAR of Products for the Territory, for Products purchased under this Agreement in the relevant year, less discounts, returns and other adjustments. If VAR fails to maintain the Minimum Sales Requirement, VAR may be terminated for breach of this Agreement. The Minimum Sales Requirement shall be prorated for the first year of this Agreement based on the number of months (or portions thereof) remaining in such year, if the Term commences after the beginning of any calendar year.

Tut Systems also prefers that VAR have access to e-mail at its corporate and branch levels. However, Tut Systems will not terminate a VAR for breach of this Agreement if it fails to have or maintain such e-mail capabilities.


                             Certification

VAR must comply with Tut Systems training programs, post sales service and support programs and procedures, including warranty support, with respect to each Product line, as such programs and procedures exist from time to time.

                              SCHEDULE B
                    VALUE ADDED RESELLER AGREEMENT

                           POS Report Form

[DIAGRAM]

                                  Schedule C
                     Transfer Pricing to Inifinity.com, Inc.

                     Based on Published Prices of 5/1/2/99